CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Fund Service Providers” and “Financial Highlights” within the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” within the Statement of Additional Information and to the use of our report dated July 26, 2017 relating to the financial statements of Xtrackers MSCI Italy Hedged Equity ETF (formerly Deutsche X-trackers MSCI Italy Hedged Equity ETF) and Xtrackers MSCI Southern Europe Hedged Equity ETF (formerly Deutsche X-trackers MSCI Southern Europe Hedged Equity ETF) for the fiscal year ended May 31, 2017, which is incorporated by reference in this Post-Effective Amendment No. 392 to the Registration Statement (Form N-1A No. 333-170122) within DBX ETF Trust.

/s/ Ernst & Young LLP

New York, New York

October 23, 2017